Exhibit 10.2

SECOND AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT

THIS SECOND AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT (this
“Amendment”) is made as of October 19, 2015 (“Effective Date”) by and between MARSHALL PROPERTY LLC, a Delaware limited liability company (“Landlord”), and ALARM.COM INCORPORATED, a Delaware corporation (“Tenant”).

RECITALS

R-1    Pursuant to that certain Deed of Office Lease Agreement dated August 8, 2014, as amended by that certain First Amendment to Deed of Office Lease Agreement dated as of May 29, 2015 but not fully executed until June 8, 2015 (collectively, as amended, the “Lease”), Landlord is currently leasing to Tenant and Tenant is currently leasing from Landlord an “agreed upon” eighty-two thousand seven hundred fifty-eight (82,758) square feet of rentable area, comprised of (a) twelve thousand two hundred seventy-nine (12,279) rentable square feet on the first (1st) floor (the “First Floor Space”), and (b) twenty-three thousand four hundred ninety- three (23,493) rentable square feet on each of the ninth (9th), tenth (10th), and eleventh (11th) floors (collectively, the “Original Premises”) of the building located at 8281 Greensboro Drive, McLean, Virginia 22102 (the “Building”), as more particularly described in the Lease.

R-2    Landlord and Tenant desire to amend the Lease to add the entire eighth (8th) floor of the Building (the “Expansion Premises”) to the Original Premises and to otherwise amend the Lease, upon the terms and conditions set forth in this Amendment.

R-3    Except as otherwise defined herein, all terms and phrases used in this Amendment that are defined in the Lease shall have the same meaning as set forth in the Lease. In the event of any conflict between the Lease and this Amendment, the terms of this Amendment shall control.

COVENANTS

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Recitals. The foregoing Recitals are true and correct and are incorporated herein by reference.

2.Addition of Expansion Premises. Tenant is hereby exercising its Expansion Right (as set forth in Paragraph 2 of Exhibit F of the Lease) and accordingly, such Expansion Right as well as the Right of First Refusal (as set forth in Paragraph 3 of Exhibit F of the Lease) are hereafter null and void and of no further force and effect. Effective as of the Expansion Premises Commencement Date (as hereinafter defined), the Expansion Premises, which contains an “agreed upon” twenty-three thousand four hundred ninety-three (23,493) square feet of rentable area on the eighth (8th) floor of the Building as depicted on the diagram attached hereto as
Attachment A, shall be added to the Original Premises. From and after the Expansion Premises Commencement Date, the rentable area of the Original Premises and the Expansion Premises (collectively, the “Premises”) shall consist of an “agreed upon” one hundred six thousand two hundred fifty-one (106,251) square feet of rentable area on the first (1st), eighth (8th), ninth (9th), tenth (10th), and eleventh (11th) floors of the Building. Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Expansion Premises upon the terms and conditions of this Amendment. On the Expansion Premises Commencement Date, the Expansion Premises shall become part of the Premises and, except as otherwise provided in this Amendment, be subject to all the then-current terms and conditions of the Lease for the remainder of the Lease Term.

3.Expansion Premises Commencement Date. Landlord shall deliver the Expansion Premises to Tenant in their “as-is” condition, free of other occupancies promptly after the full execution and delivery of this Amendment. The “Expansion Premises Commencement Date” shall be the earlier to occur of (a) the date Tenant commences business operations in the Expansion Premises, or (b) April 1, 2016. Promptly after the Expansion Premises Commencement Date occurs, Landlord and Tenant shall execute a certificate in the form attached hereto as Attachment B confirming such date and the other matters set forth thereon. Any failure of Tenant to execute such certificate shall not affect the matters set forth thereon.

4.	Rent.

(a)From and after the Expansion Premises Commencement Date, Tenant shall pay to Landlord, without setoff, deduction, or demand, annual Base Rent for the entire Premises (including the Expansion Premises) as provided below, subject to the abatement provided in the Lease with respect to the Original Premises, and the abatement provided below with respect to the Expansion Premises. The annual Base Rent for the Premises (including the Expansion Premises) shall be payable in equal monthly installments in accordance with the terms and conditions set forth in Section 5.01 of the Lease.

Time Period	Base Rent Per Rentable Square Foot of Premises	Monthly Installment of Base Rent	Annual Base Rent

4/1/16 - 3/31/17	$31.11	$275,455.72	$3,305,468.61
4/1/17 - 3/31/18	$31.73	$280,945.35	$3,371,344.23
4/1/18 - 3/31/19	$32.36	$286,523.53	$3,438,282.36
4/1/19 - 3/31/20	$33.01	$292,278.79	$3,507,345.51
4/1/20 - 3/31/21	$33.67	$298,122.60	$3,577,471.17
4/1/21 - 3/31/22	$34.34	$304,054.95	$3,648,659.34
4/1/22 - 3/31/23	$35.03	$310,164.38	$3,721,972.53
4/1/23 - 3/31/24	$35.73	$316,362.35	$3,796,348.23
4/1/24 - 3/31/25	$36.44	$322,648.87	$3,871,786.44
4/1/25 - 3/31/26	$37.17	$329,112.47	$3,949,349.67
4/1/26 - 6/30/26	$37.91	$335,664.62	n/a

(b)Notwithstanding the foregoing, provided no Default then exists under the Lease, Landlord shall abate the monthly Base Rent payable under the Lease with respect to the Expansion Premises only as follows: (i) one hundred percent (100%) of the monthly Base Rent payable with respect to the Expansion Space (calculated on a per square foot basis) shall be abated for a period (the “First Abatement Period”) commencing on the Expansion Premises Commencement Date and continuing for a period equal to the product of (A) ten (10) full calendar months, multiplied by (B) a fraction (the “Expansion Premises Concession Fraction”), the numerator of which is the number of full calendar months remaining in the initial Lease Term from and after the Expansion Premises Commencement Date and the denominator of which is one hundred thirty-five (135)], and (ii) fifty percent (50%) of the monthly Base Rent payable with respect to the Expansion Space (calculated on a per square foot basis) shall be abated for a period (the “Second Abatement Period”) commencing on the day immediately following the expiration of the First Abatement Period and continuing for a period equal to the product of (A) ten (10) full calendar months, multiplied by (B) the Expansion Premises Concession Fraction. The total Base Rent abated pursuant to this paragraph with respect to the Expansion Premises is referred to herein as the “Abated Expansion Premises Base Rent”).

(c)In addition to the Base Rent set forth above, Tenant shall continue to pay to Landlord any and all other amounts required to be paid pursuant to the terms of the Lease (including, but not limited to, Tenant’s Pro Rata Share of increases in Expenses and Taxes). No abatement, allowance, or other concession whatsoever shall apply to the Expansion Premises or this Amendment except as expressly set forth in Paragraph 4(b) above and Paragraph 6 below.

5.Expenses and Taxes. From and after the Expansion Premises Commencement Date, Tenant shall pay Tenant’s Pro Share of increases in Expenses and Taxes with respect to the Expansion Premises. As of the Expansion Premises Commencement Date, Tenant’s Pro Rata Share of increases in Expenses and Taxes with respect to the entire Premises (including the Expansion Premises) is forty-one and twenty-one hundredths percent (41.21%) (based on a Total Rentable Area of the Building of two hundred fifty-seven thousand eight hundred twenty-four (257,824)).

6.Condition. Tenant shall accept the Expansion Premises in its “as is” condition as of the date the Expansion Premises are delivered to Tenant. Except as provided in Section 11.02 and Exhibit C-1 of the Lease, Landlord shall have no obligation whatsoever to make any Alterations (as defined in Section 11.03) or improvements in or to any part of the Expansion Premises, the Original Premises, or the Building. Provided Tenant is not then in Default, Landlord agrees to contribute an Expansion Allowance (as defined below) toward the cost of designing the Expansion Premises and performing Initial Alterations thereto in preparation for Tenant’s occupancy of the Expansion Premises (the “Initial Expansion Alterations”). The “Expansion Allowance” shall equal an amount up to the product of (a) One Million Seven Hundred Sixty-One Thousand Nine Hundred Seventy-Five Dollars ($1,761,975.00) (based on Seventy-Five Dollars ($75.00) per square foot of rentable area in the Expansion Premises), multiplied by (b) the Expansion Premises Concession Fraction. The Expansion Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans, and construction management and specialty consultant fees for the Initial Expansion Alterations and for hard costs in connection with such Initial Expansion Alterations. Notwithstanding the foregoing, Tenant shall have the right to apply up to forty percent (40%) of the Expansion Allowance in the aggregate toward the following costs: (i) architectural and engineering services, (ii) signage, (iii) project management fees, (iv) cabling and wiring, (v) security, (vi) costs of telecommunications equipment and installation, (vii) costs of furniture, fixtures and equipment, (viii) moving costs, and (ix) up to fifty percent (50%) of each of the next installment(s) of Base Rent due under the Lease with respect to the Expansion Premises (after the expiration of the First Abatement Period and Second Abatement Period set forth above) (the “Expansion Rent Credit”). In addition to the Expansion Allowance, Landlord shall provide a “test fit” allowance to reimburse Tenant’s architect for an initial test fit plan for the Expansion Premises in an amount up to the product of (A) Two Thousand Eight Hundred Nineteen and 16/100 Dollars ($2,819.16) (based on Twelve Cents ($0.12) per square foot of rentable area in the Expansion Premises), multiplied by (B) the Expansion Premises Concession Fraction. If Tenant does not submit a request for payment of the entire

Expansion Allowance to Landlord in accordance with the provisions contained in Exhibit C to the Lease by the two hundred fortieth (240th) day after the Expansion Premises Commencement Date, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith; provided, if and to the extent Tenant has not exhausted the portion of the Expansion Allowance applicable to the Expansion Rent Credit, any unused amount of the Expansion Allowance shall be automatically converted to the Expansion Rent Credit to be applied after expiration of the First Abatement Period and Second Abatement Period (subject to the limitations set forth above). Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Expansion Alterations and/or Expansion Allowance. Exhibit C of the Lease shall generally apply to the Initial Expansion Alterations except for the following: (I) all references therein to “Initial Alterations” shall mean the Initial Expansion Alterations, (II) all references to “Premises” shall mean the Expansion Premises, (III) all references to the “Allowance” shall mean the Expansion Allowance, provided, however, the first three sentences and the last sentence of the first paragraph of Paragraph A.2 shall not apply, (IV) all references to the “Rent Credit” shall mean the Expansion Rent Credit, (V) the “Rent Abatement Periods” referenced in the first sentence of the second paragraph of Paragraph A.2 shall mean the First Abatement Period and Second Abatement Period, and (VI) Paragraphs A.3, A.7, B.1, and B.2 shall not apply.

7.Parking. From and after the Expansion Premises Commencement Date, Tenant shall have the right to eighty-two (82) additional unreserved Parking Permits (based on the Parking Share of three and one-half (3.5) spaces per one thousand (1,000) rentable square feet in the Expansion Premises) in the Garage adjacent to the Building, subject to and in accordance with Section 28 of the Lease.

8.Signage. Paragraph 9 (Signage) of Exhibit F to the Lease is hereby amended as follows: Clause 9A(iii)(c) is deleted in its entirety and replaced with the following: “if and to the extent not included on Exhibit L, the size, materials, color, design, location, manner of installation and other aspects of such Top of Building Signs and First Floor Sign shall be acceptable to Landlord in its sole discretion, it being understood and agreed that both Top of Building Signs together shall not exceed one hundred fifty (150) square feet in the aggregate, of if Tenant chooses to install one Top of Building Sign, then that sign shall not exceed one hundred fifty (150) square feet (Landlord hereby approves the logo set forth on Exhibit L attached hereto)”.

9.Brokerage. Landlord and Tenant each represents and warrants that it has not entered into any agreement with, or otherwise had any dealing with, any broker, agent or finder other than Cushman and Wakefield (“Landlord’s Broker”) and Cushman and Wakefield (“Tenant’s Broker”) (collectively, the “Broker”) in connection with the negotiation or execution of this Amendment which could form the basis of any claim by any such broker, agent or finder other than the Broker for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature. Landlord acknowledges that Landlord shall pay any commission or fee due to Landlord’s Broker and Tenant’s Broker pursuant to separate agreements. Landlord shall have no obligation whatsoever to pay any fee or commission except pursuant to the aforesaid separate agreements. Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt, other than the Broker, including without limitation all reasonable attorneys’ fees and costs incurred by Landlord in connection with any breach by Tenant of the representations set forth in this Section and/or enforcing this indemnity. Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Landlord, including without limitation all reasonable attorneys' fees and costs incurred by Tenant in connection with any breach by Landlord of the representations set forth in this Section and/or enforcing this indemnity, or any claim made by Tenant's Broker, but with respect to claims by Tenant’s Broker, only to the extent Landlord fails to pay Tenant’s Broker pursuant to the aforesaid separate agreement.

10.Ratification. Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby, constitute valid and binding obligations of Tenant enforceable according to the terms thereof. Tenant hereby acknowledges that Landlord is not in default under the Lease as of the date hereof, and that it is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, or both, would constitute an event of default by Landlord under the Lease. Tenant has no claims, defenses or set-offs of any kind to the payment or performance of Tenant's obligations under the Lease. Nothing contained herein shall be deemed to waive any sums due from Tenant to Landlord, or any default or event which, with the passage of time or delivery of notice, or both, would constitute a default by Tenant under the Lease as of the date hereof.

11.Authority. Tenant and each of the persons executing this Amendment on behalf of Tenant hereby covenants and warrants that Tenant is a duly organized, authorized and existing corporation and is in good standing under the laws of the Commonwealth of Virginia, that Tenant has full right and authority to enter into this Amendment, and that the person signing on behalf of Tenant is authorized to do so on behalf of Tenant. Landlord and each of the persons executing this Amendment on behalf of Landlord hereby covenants and warrants that Landlord is a duly organized, authorized and existing limited liability company and is in good standing under the laws of the Commonwealth of Virginia, that Landlord has full right and authority to enter into this Amendment, and that the person signing on behalf of Landlord is authorized to do so on behalf of Landlord.

12.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment. Faxed or electronically reproduced signatures shall have the same binding effect as original signatures, and a faxed or an electronically forwarded in pdf or similar format Amendment containing the signatures (original, electronically reproduced or faxed) of the parties shall be binding.

13.Binding Effect. This Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. All of the covenants contained in this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed under seal as of the date first above written.
LANDLORD:

MARSHALL PROPERTY LLC, a Delaware
limited liability company

By:    /s/ Jeffrey L. Kovach
Name:    Jeffrey L. Kovach
Title:    Managing Director

Date: October 28, 2015
TENANT:

ALARM.COM INCORPORATED, a Delaware
corporation

By:     /s/ Daniel Ramos
Name:     Daniel Ramos
Title:    SVP

Date: October 19, 2015